Exhibit 10.29

THIS 12% SECURED PROMISSORY NOTE (THE “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), OR THE SECURITIES LAWS OF ANY STATE. THIS NOTE MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR DELIVERY TO NEXT BRIDGE HYDROCARBONS, INC. OF AN OPINION OF LEGAL COUNSEL SATISFACTORY TO NEXT BRIDGE HYDROCARBONS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS.

12% SECURED PROMISSORY NOTE

OF

NEXT BRIDGE HYDROCARBONS, INC.

US$2,000,000.00	February 29, 2024

FOR VALUE RECEIVED, NEXT BRIDGE HYDROCARBONS, INC., a Nevada corporation with its principal office located at 500 W. Texas Ave., Suite 890, Midland, Texas 79701 (the “Company”), unconditionally promises to pay to CAPCO HOLDINGS, INC., a Texas Corporation with an address at 131 East Mandalay, San Antonio, Texas 78212-1739, or its registered assignee, upon presentation of this 12% Secured Promissory Note (the “Note”) by the registered holder hereof (the “Holder”) at the office of the Company, the principal sum of Two Million and Zero One-Hundredth Dollars ($2,000,000.00), together with the accrued and unpaid interest thereon and other sums as hereinafter provided, subject to the terms and conditions as set forth below.

1.       Capitalized terms used herein have the meanings set forth in this Section 1.

“Applicable Rate” means the rate equal to twelve percent (12.00%) per annum.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in Midland, Texas are authorized or required by law to close.

“Company” has the meaning set forth in the introductory paragraph of this Note.

“Closing Date” means February 29, 2024.

“Default” means any of the events specified in Section 6 which constitute an Event of Default or which, upon the giving of notice, the lapse of time, or both, pursuant to Section 6, would, unless cured or waived, become an Event of Default.

“Default Rate” means the lesser of (i) the Applicable Rate plus two percent (2.00%) per annum and (ii) the highest rate of interest permitted by the laws of the State of Texas.

“Event of Default” has the meaning set forth in Section 6.

“Extended Maturity Date” means February 28, 2026.

12% Secured Promissory Note

“Extended Term” means that time period between the Maturity Date and the Extended Maturity Date.

“Extension Notice” has the meaning set forth in Section 2.

“Extension Rate” means the interest rate equal to the lesser of (i) eighteen percent (18.00%) per annum and (ii) the highest rate of interest permitted by the laws of the State of Texas.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

“Holder” has the meaning set forth in the introductory paragraph of this Note.

“Initial Term” means the time period between the Closing Date and the Maturity Date.

“Initial Term Interest Payment” has the meaning as set forth in Section 2.

“Loan” means the aggregate funds advanced to the Company under the terms of this Note in an aggregate principal amount of Two Million and Zero One-Hundredths Dollars ($2,000,000.00).

“Material Indebtedness” means any debt or indebtedness of the Company (other than the Loan) in an aggregate principal amount exceeding One Million Dollars ($1,000,000).

“Maturity Date” means February 28, 2025.

“Note” has the meaning set forth in the introductory paragraph of this Note.

“Note Register” has the meaning set forth in Section 3(a).

“Orogrande Wells” means the five wells that the Company is obligated to drill to maintain its leases representing approximately 134,066 net acres in the Orogrande Basin in West Texas.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority, or other entity.

“Replacement Interest Rate” has the meaning set forth in Section 2.

“Stock Pledge Agreement” means the Stock Pledge and Security Agreement executed contemporaneously herewith by and between Gregory McCabe and Clinton A. Plant.

“Subordination Agreement” means the Subordination Agreement executed contemporaneously herewith by and between Gregory McCabe and Clinton A. Plant.

12% Secured Promissory Note

2.       Interest; Schedule for Payment of Principal and Interest. During the Initial Term, this Note will bear simple interest at the Applicable Rate, in arrears, with one balloon payment of principal and interest being due and payable on the Maturity Date. Company may, at its sole discretion, elect to extend the Maturity Date to the Extended Maturity Date, in which case, all accrued interest from the Closing Date to the Maturity Date (but not principal) will be due and payable on the Maturity Date (“Initial Term Interest Payment”), it being understood and agreed that if the Initial Term Interest Payment is not made as of the Maturity Date, Company’s election to extend the Maturity Date to the Extended Maturity will be null and void and all fees, costs, interest and principle shall be due as of the Maturity Date. During the Extended Term, the Note will bear simple interest at a per annum rate which is mutually agreeable to the Company and the Holder (“Replacement Interest Rate”), payable in arrears, with one balloon payment of principal and interest being due and payable on the Extended Maturity Date. To elect to extend the Maturity Date to the Extended Maturity Date, Company shall provide written notice of such election (“Extension Notice”) to the Holder at least thirty (30) days prior to the Maturity Date. If Company and Holder cannot mutually agree as to the Replacement Interest Rate within thirty (30) days of the date of the Extension Notice, then, in that event, the Replacement Interest Rate shall be equal to the Extension Rate.

3.       Note Register; Prepayments.

(a)       Note Register. Principal of, and interest on, this Note so payable will be paid to the Person whose name is registered on the records of the Company regarding registration and transfers of this Note (the “Note Register”).

(b)       Optional Prepayments. The Company may prepay the Loan in whole or in part at any time or from time to time; provided, however, that if all or any portion of the principal amount of this Note is prepaid, all accrued interest on such amount to the date of prepayment, plus, subject to the provisions of Section 14 below, all interest that would have accrued to the then Maturity Date or the Extended Maturity Date, as the case may be, on such amount, will be due and payable upon such date of prepayment.

(c)       Payment Mechanics. Payment of any sums due to the Holder under the terms of this Note shall be made in United States Dollars by check or wire transfer, at the option of the Holder, no later than 3:00 p.m. prevailing central time on the date on which such payment is due or such payment is made. Payment shall be made at the address last appearing on the Note Register as designated in writing by the Holder hereof from time to time. If any payment hereunder would otherwise become due and payable on a day that is not a Business Day and, with respect to payments of the Loan, interest thereon shall be payable at the Applicable Rate if payment occurs during the Initial Term or at Extension Rate if repayment occurs during the Extended Term, during such extension, if any. The forwarding of such funds shall constitute a payment of outstanding principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on this Note to the extent of the sum represented by such payment.

(d)       Application of Proceeds. All payments made under this Note shall be applied first to the payment of any fees or charges outstanding hereunder; second to accrued interest; and third to the payment of the principal amount outstanding under the Note.

12% Secured Promissory Note

4.       Computation of Interest; Late Charge.

(a)       All computations of interest shall be made on the basis of 365 or 366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on the principal amount on the day on which such funds are advanced, and shall not accrue on such amount for the day on which it is paid.

(b) Subject to statutory and contractual provisions limiting the rate and amount of interest Holder may charge, collect or receive, in the event any payments shall become overdue for a period in excess of ten (10) days, a one-time late charge of five percent (5%) of the payment due may be charged by the Holder hereof for the purpose of defraying the expense incident to the handling of such delinquent payments. Any late acceptance or waiver of payment of any installment or waiver by Holder of default in any obligation or covenant of Company in any herein shall not operate as a waiver of any other or subsequent installments or other covenants or obligations. THIS LATE CHARGE DOES NOT APPLY TO THE FINAL SCHEDULED PAYMENT UNDER THIS NOTE.

5.       Representations and Warranties of the Company. The Company represents and warrants to the Holder that:

(a)       Organization. The Company is validly existing and in good standing under the laws of the state of Nevada and has the requisite power to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned or leased by the Company or the nature of the business conducted by the Company makes such qualification necessary or advisable, except where the failure to do so would not have a material adverse effect on the Company.

(b)       Power and Authority. The Company has the requisite power to execute, deliver and perform this Note, and to consummate the transactions contemplated hereby. The execution and delivery of this Note by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Note has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms except (i) that such enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

(c)       Approvals. No authorization, approval or consent of any Governmental Authority is required to be obtained by the Company for the issuance and sale of the Note, except such authorizations, approvals and consents that have been obtained.

12% Secured Promissory Note

6.       Events of Defaults. The following are deemed to be an event of default (“Event of Default”) hereunder: (a) the failure by the Company to pay any installment of interest on this Note as and when due and payable and the continuance of any such failure for ten (10) days; (b) the failure by the Company to pay all or any part of the principal on this Note when and as the same become due and payable as set forth above, at maturity, by acceleration or otherwise; (c) any representation or warranty made or deemed made by or on behalf of the Company in this Note or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report or notice furnished pursuant to or in connection with this Note or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Note already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made; (d) other than as set forth in Sections 6(a), (b) and (c) above or Sections 6(h) or (i) below, the failure by the Company to observe or perform any covenant or agreement contained in this Note and the continuance of such failure for a period of thirty (30) days after the written notice is given to the Company; (e) the assignment by the Company for the benefit of creditors, or an application by the Company to any tribunal for the appointment of a trustee or receiver of a substantial part of the assets of the Company, or the commencement of any proceedings relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debts, dissolution or other liquidation law of any jurisdiction; or the filing of such application, or the commencement of any such proceedings against the Company and an indication of consent by the Company to such proceedings, or the appointment of such trustee or receiver, or an adjudication of the Company bankrupt or insolvent, or approval of the petition in any such proceedings, and such order remains in effect for sixty (60) days; (f) the declaration of an event of default or default, occurring on or after the Closing Date, under any Material Indebtedness, the effect of which is to cause, or to permit the lender or creditor (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice, if required, such Material Indebtedness to become due prior to its stated maturity; (g) the entry of one or more judgments in excess of $500,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage and is not subject to any insolvency proceeding and, for the avoidance of doubt, net of any such coverage) against the Company, which remains undischarged, unsatisfied, unvacated or unbonded for a period of sixty (60) consecutive days during which execution shall not be effectively stayed (pursuant to applicable law, rules, court orders, settlement agreements or agreements with the judgment creditor); (h) the occurrence of any event or condition, that with the giving of notice or passage of time, or both, could result in a material default by Company under any other contract, loan, obligation or agreement of any kind to which the Company is a party that results in a material adverse effect against Company; (i) the occurrence of any event or condition, that with the giving of notice or passage of time, or both, could result in (i) a default by Company under (A) the Consulting Agreement executed contemporaneously herewith by and between Company and Clinton A. Plant, (B) the Stock Pledge and Security Agreement executed contemporaneously herewith by and between Gregory McCabe and Clinton A. Plant (“Stock Pledge Agreement”), and (C) the Subordination Agreement executed contemporaneously herewith by and between Gregory McCabe and Clinton A. Plant (“Subordination Agreement”) or (ii) the security interest created by the Stock Pledged Agreement is not perfected, or if perfected, becomes unperfected, or if perfected, is not a first-lien priority security interest in the collateral pledged; and (j) the issuance of any order or decree enjoining or prohibiting the Company from performing under this Note, Subordination Agreement, and/or Stock Pledge Agreement, which order or decree is not vacated within fifteen (15) days after the granting thereof.

12% Secured Promissory Note

7.       The Holder’s Rights and Remedies upon the Occurrence of an Event of Default. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Holder may, at its option, by written notice to the Company (a) declare the entire principal amount of the Loan, together with all accrued interest thereon and all other amounts payable under this Note, immediately due and payable and/or (b) require any outstanding principal to bear interest from the date of the Event of Default at the greater of the Default Rate or Extension Rate (subject to Section 14). Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of a subsequent Event of Default. If the Note for which the then outstanding principal amount, together with interest owing in respect thereof, shall have been paid in accordance herewith, the Note shall promptly be surrendered to or as directed by the Company.

8.       Limitation on Merger, Sale or Consolidation. The Company may not, directly or indirectly, consolidate with or merge into another person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another person or group of affiliated persons, without contemporaneously paying Holder the entire outstanding principal amount of the Loan, together with all accrued interest thereon and all other amounts payable under this Note.

9.       Listing of Holder of Note. This Note will be registered in the Holder’s name on the books of the Company at its principal office in Midland, Texas, after which no transfer hereof shall be valid unless made on the Company’s books at the office of the Company, by the Holder hereof, in person, or by attorney duly authorized in writing, and similarly noted hereon and which transfer, is so requested, shall not be withheld, conditioned, delayed or denied.

10.     Holder Not Deemed a Stockholder. No Holder, as such, of this Note, unless otherwise a stockholder of the Company, shall be entitled to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, nor shall anything contained in this Note be construed to confer upon the Holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise.

11.     Waiver of Demand, Presentment, Etc. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

12.     Attorney’s Fees. The Company agrees to pay all reasonable and documented out-of-pocket costs and expenses, including, without limitation, reasonable attorney’s fees, which may be incurred by the Holder in collecting any amount due under this Note.

13.     Enforceability. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

12% Secured Promissory Note

14.     Intent to Comply with Usury Laws. In no event will the interest to be paid on this Note exceed the maximum rate provided by law. It is the intent of the parties to comply fully with the usury laws of the State of Texas; accordingly, it is agreed that notwithstanding any provisions to the contrary in this Note, in no event shall such Note require the payment or permit the collection of interest (which term, for purposes hereof, shall include any amount which, under Texas law, is deemed to be interest, whether or not such amount is characterized by the parties as interest) in excess of the maximum amount permitted by the laws of the State of Texas. If any excess of interest is unintentionally contracted for, charged or received under this Note, or in the event the maturity of the indebtedness evidenced by the Note is accelerated in whole or in part, or in the event that all of part of the Loan or interest of this Note shall be prepaid, so that the amount of interest contracted for, charged or received under this Note, on the amount of the Loan actually outstanding from time to time under this Note shall exceed the maximum amount of interest permitted by the applicable usury laws, then in any such event (a) the provisions of this paragraph shall govern and control, (b) neither the Company nor any other person or entity now or hereafter liable for the payment thereof, shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by such applicable usury laws, (c) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount thereof or refunded to the Company at the Holder’s option, and (d) the effective rate of interest shall be automatically reduced to the maximum lawful rate of interest allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under the Note which are made for the purpose of determining whether such rate exceeds the maximum lawful rate of interest, shall be made, to the extent permitted by applicable laws, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the Note evidenced thereby, all interest at any time contracted for, charged or received from the Company or otherwise by the Holders in connection with this Note.

15.     Governing Law; Consent to Jurisdiction. This Note shall be governed by and construed in accordance with the laws of the State of Texas without regard to the conflict-of-law provisions thereof. In any action between or among any of the parties, whether rising out of this Note or otherwise, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and/or state courts located in Midland County, Texas.

16.     Amendment and Waiver. Any waiver or amendment hereto shall be in writing signed by the parties hereto. No failure on the part of the Holder to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right hereunder preclude any other or further exercise thereof or the exercise of any other rights. The remedies herein provided are cumulative and not exclusive of any other remedies provided by law.

17.     Entire Agreement; Headings. This Note constitutes the entire agreement between the Holder and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings, written or oral, of such parties. The headings are for reference purposes only and shall not be used in construing or interpreting this Note.

12% Secured Promissory Note

18.     Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in person, or sent by registered or certified mail (return receipt requested) or recognized overnight delivery service, postage pre-paid, or sent by email addressed as follows, or to such other address as such party may notify to the other parties in writing:

(a)       If to the Company, to it at the following address:

Next Bridge Hydrocarbons, Inc.

500 W. Texas Ave., Suite 890

Midland, Texas 79701
Attn: Chief Executive Officer

(b)       If to Holder, to it at the following address:

CAPCO Holdings, Inc.

______________

______________

Attn: Clinton A. Plant, President

With a copy to:

Langley & Banack, Incorporated

745 E. Mulberry Avenue, Suite 700

San Antonio, Texas 78212

Attn: Timothy J. Siegfried, Esquire

A notice or communication will be effective (i) if delivered in person or by overnight courier, on the Business Day it is delivered, (ii) if sent by registered or certified mail, the earlier of the date of actual receipt by the party to whom such notice is required to be given or three (3) days after deposit in the United States mail and (iii) if sent by email, on the date sent. If any notice or other communication is sent by email, the party providing such notice shall, no later than the next business day after such emailed notice is sent, send a written notice by registered or certified mail (return receipt requested) or recognized overnight delivery service, postage prepaid.

19.     Use of Proceeds. The proceeds of the Loan hereunder shall be used (a) to pay any expenditures incurred by the Company, (b) to finance the development of the Orogrande Wells and (c) for general corporate purposes, it being understood and agreed that the proceeds of the Loan shall not be used to pay dividends or distributions to stockholders.

12% Secured Promissory Note

20.     Survival. The representations, warranties, obligations and covenants of the Company shall survive execution of this Note.

21.     Security. This Note is secured by a Stock Pledge and Security Agreement dated as of the date hereof and attached hereto as Exhibit “A,” under the terms and conditions of which Gregory McCabe will pledge 250,000 shares of his common stock. Company acknowledges that the making of the Loan will benefit, directly or indirectly, Gregory McCabe.

22.     Lost or Mutilated Note.  If this Note shall be mutilated, lost, stolen, or destroyed, Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen, or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen, or destroyed but only upon receipt of evidence of such loss, theft, or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to Company.

23.     OFAC. Company represents that neither Company, nor any of its affiliates, or any of their respective directors, officers, managers, partners, or any other authorized representatives (a) is now and at any time during the term of this Note shall be named as a “Specially Designated National and Blocked Person” on the list published by the U.S. Department of the Treasury Office of Foreign Assets Control (OFAC) at its official website and (b) is now and at any time during the term of this Note shall be directly or indirectly owned or controlled by any person who is located, organized, or a resident in a country or territory that is, or whose government is the target of country wide sanctions imposed by any U.S. government sanctions authority.

24.     Not Revolving. This Note does not represent a revolving credit; principal amounts repaid may not be re-borrowed.

25.     Notations on Payments. Company agrees not to send Holder payments marked “paid in full,” “without recourse,” “under protest,” or similar language. If Company sends such a payment, Holder may accept it without losing any of Holder’s rights under this Note, and Company will remain obligated to pay any further amount owed to Holder.

26.     WAIVER OF JURY TRIAL. COMPANY HEREBY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY MATTERS OR CLAIMS ARISING OUT OF THIS NOTE, ANY AGREEMENT OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH OR OUT OF THE CONDUCT OF THE RELATIONSHIP BETWEEN COMPANY AND HOLDER, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. COMPANY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT HOLDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF COMPANY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOLDER TO MAKE THE LOAN AND ENTER INTO THIS AGREEMENT. FURTHER, COMPANY HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF HOLDER, NOR HOLDER’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT HOLDER WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. NO REPRESENTATIVE OR AGENT OF HOLDER, NOR HOLDER’S COUNSEL, HAS THE AUTHORITY TO WAIVE, CONDITION OR MODIFY THIS PROVISION. COMPANY ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS PARAGRAPH, THAT IT FULLY UNDERSTANDS THE TERMS, CONTENT AND EFFECT, AND THAT IT VOLUNTARILY AND KNOWINGLY AGREES TO THE TERMS OF THIS PARAGRAPH.

12% Secured Promissory Note

THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Page Follows.]

12% Secured Promissory Note

IN WITNESS WHEREOF, the Company has executed this 12% Secured Promissory Note as of the Closing Date.

NEXT BRIDGE HYDROCARBONS, INC.

By:	/s/ Gregory McCabe
Name:	Gregory McCabe
Title:	Chief Executive Officer

[Signature Page to Borrowing Notice]

EXHIBIT “A”

STOCK PLEDGE AND SECURITY AGREEMENT

[Signature Page to Borrowing Notice]